Exhibit 10.2

PHARMACYCLICS, INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Effective as of March 4, 2015

1. Introduction. The purpose of this Pharmacyclics, Inc. Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to eligible employees of the Company and its Subsidiaries and Affiliates in the event their employment is involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1. “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation.

2.2. “Affiliate” means, as of any time, the Company and any other person with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code, as determined applying the rules of Section 1.409A-1(h)(3) of the Treasury Regulations, such that any such person would constitute an “employer” or “service recipient” under such Section 1.409A-1(h)(3) with respect to an Eligible Employee and an Eligible Employee’s severance rights under this Agreement, except that the language “at least seventy-nine percent” is used at each place it appears in Section 1563(a)(1), (2) and (3) of the Code and in Section 1.414(c)-2 of the Treasury Regulations.

2.3. “Agreement” means that certain Agreement and Plan of Reorganization by and among AbbVie Inc., a Delaware corporation, the Company, and certain other parties, dated March 4, 2015.

2.4. “Base Pay” means the higher of: (a)an Eligible Employee’s annualized base salary in effect immediately prior to the Change in Control or (b) such Eligible Employee’s annualized base salary in effect immediately prior to his or her termination of employment (or if the termination is due to a resignation for Good Reason based on a material reduction in base pay, then the Eligible Employee’s annualized base salary in effect immediately prior to such reduction).

2.5. “Board” means the Board of Directors of the Company.

2.6. “Cause” means, with respect to any Eligible Employee, the occurrence of any of the following: (a) the Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement that has had or will have a material detrimental effect on the Company’s reputation or business, (b) the Eligible Employee’s willful and intentional gross misconduct that has had or will have a material detrimental effect on the Company’s reputation or business, (c) the Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company that has had or will have a material detrimental effect on the Company’s reputation or business, or (d) the Eligible Employee’s willful and intentional breach of material obligations under a written agreement or covenant with the Company that has had or will have a material detrimental effect on the Company’s reputation or business. Notwithstanding the preceding sentence, the Company’s termination of an Eligible Employee’s employment will not be treated as for “Cause” unless the Company first provides the Eligible Employee with written notice specifically identifying the acts or omissions constituting the grounds for a termination for “Cause” and, with respect to clauses (b) through (d), a reasonable cure period of not less than 10 business days following such notice. For purposes of this definition, no act or failure to act by an Eligible Employee will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

2.7. “Change in Control” means the completion of the transactions contemplated by the Agreement, which will qualify as a “change in control event” within the meaning of Code Section 409A.

2.8. “Change in Control Period” means the time period beginning on the Change in Control and ending 24 months following the Change in Control.

2.9. “Code” means the Internal Revenue Code of 1986, as amended.

2.10. “Company” means Pharmacyclics, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.11. “Compensation Committee” means the Compensation Committee of the Board.

2.12. “Eligible Employee” means an individual who is an employee of the Company or any Subsidiary or Affiliate of the Company as of immediately before the Change in Control.

2.13. “Disability”means that the Eligible Employee has been unable to perform the Eligible Employee’s Company duties as the result of the Eligible Employee’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement or 180 days in any consecutive 12-month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or the Eligible Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment.

In the event that the Eligible Employee resumes the performance of substantially all of the Eligible Employee’s duties hereunder before the termination of the Eligible Employee’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

2.14. “Effective Date” means March 4, 2015.

2.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16. “Good Reason” means the occurrence of one or more of the following without an Eligible Employee’s express written consent: (a) a material adverse alteration in the Eligible Employee’s position or in the nature or status of the Eligible Employee’s duties and responsibilities from those in effect immediately prior to the Change in Control; provided, however, that the continued employment of an Eligible Employee following the Change in Control with substantially the same duties and responsibilities with respect to the Company’s business and operations, or an alteration in duties and responsibilities as a result of the Company no longer being a publicly traded company, but rather a Subsidiary or business unit of the acquirer, will not constitute “Good Reason”, (b) any reduction in the Eligible Employee’s base salary rate or target annual bonus, in each case as in effect immediately prior to the Change in Control, or (c) the relocation of the Eligible Employee’s principal place of employment to a location that is more than 50 miles from the location where the Eligible Employee was principally employed at the time of the Change in Control or materially increases the time of the Eligible Employee’s commute as compared to the Eligible Employee’s commute at the time of the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s customary business travel obligations in the ordinary course of business prior to the Change in Control). In order for an Eligible Employee’s termination to be for “Good Reason,” the Eligible Employee must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days following the Eligible Employee’s knowledge of the initial existence of the grounds for “Good Reason” specifying in reasonable detail the conditions constituting Good Reason and a reasonable cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during the Cure Period, and the Eligible Employee must resign within 2 years following the end of the Cure Period.

2.17. “Involuntary Termination” means (a) a termination of active employment with the Company or any Subsidiary or Affiliate of the Company for any reason other than by reason of an Eligible Employee’s retirement (prior to his Involuntary Termination or resignation for Good Reason), voluntary resignation, death or Disability, or a termination for Cause.

2.18. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.19. “Plan” means the Pharmacyclics, Inc. Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.20. “Section 409A Limit” means two times the lesser of: (a) the Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.

2.21. “Severance Benefits” means the compensation and other benefits that the Eligible Employee will be provided in the circumstances described in Section 3.

2.22. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.23. “Target Bonus” means higher of: (a) an Eligible Employee’s target annual bonus in effect immediately prior to the Change in Control or (b) such Eligible Employee’s target annual bonus in effect immediately prior to his or her termination of employment (or if the termination is due to a resignation for Good Reason based on a material reduction in target annual bonus, then the Eligible Employee’s target annual bonus in effect immediately prior to such reduction).

3. Involuntary Termination or Resignation for Good Reason During the Change in Control Period. If, during the Change in Control Period, an Eligible Employee’s employment with the Company or any Subsidiary or Affiliate of the Company terminates due to an Involuntary Termination or resignation for Good Reason, then, subject to the Eligible Employee’s compliance with Section 5, the Eligible Employee will receive the following Severance Benefits from the Company:

3.1. Cash Severance Benefits. A lump-sum payment of cash severance in an aggregate amount equal to the sum of: (a) 100% of the Eligible Employee’s Base Pay and (b) 100% of the Eligible Employee’s Target Bonus.

3.2. Continued Medical Benefits. If the Eligible Employee and any spouse and/or dependents of the Eligible Employee (“Family Members”) have coverage on the date of the Eligible Employee’s Involuntary Termination or resignation for Good Reason under a group health plan sponsored by the Company, the Company will reimburse the Eligible Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the 12-month period following the termination of Eligible Employee’s employment, provided that the Eligible Employee validly elects and is eligible to continue coverage under COBRA for the Eligible Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Eligible Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Eligible Employee would be required to pay to continue the group health coverage in effect on the date of the Eligible Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the 12-month period following the termination of Eligible Employee’s employment, which payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage.

4. Tax Gross-Up. In the event an Eligible Employee becomes entitled to any amounts or benefits payable in connection with a Change in Control, including the value of accelerated vesting of equity (and whether or not such amounts are payable pursuant to this Plan) (the “Change in Control Payments”), if any of such Change in Control Payments are subject to the tax imposed by Section 4999 of the Code or any similar federal, state or local tax that may hereafter be imposed (the “Excise Tax”), the Company shall pay the Eligible Employee at the time specified in clause (c) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee after payment of any Excise Tax on the Change in Control Payments and any federal, state and local income or employment tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4 shall be equal to the net amount the Eligible Employee would have retained after payment of any federal, state and local income or employment tax on the Change in Control Payments had the Change in Control Payments not been subject to the Excise Tax.

4.1. All determinations under this Section 4 shall be made at the expense of the Company by a nationally recognized tax counsel, public accounting firm or compensation consultant selected by the Company and subject to the Eligible Employee’s approval, which approval shall not be unreasonably withheld. Such determinations shall be binding upon the Eligible Employee and the Company.

4.2. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Eligible Employee’s marginal rate of taxation in the state and locality of his residence on the date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

4.3. The Gross-Up Payment provided for in this Section 4 shall be made to the Eligible Employee at least 30 days prior to such time as he or she is required to remit the taxes described above to the applicable taxing authorities; provided, however, that if the amount of the Gross-Up Payment cannot be finally determined on or before the 30th day prior to the date the taxes are due, the Company shall pay the Eligible Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of the Gross-Up Payment (the “Estimated Payment”) and shall pay the remainder of the Gross-Up Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the Estimated Payment exceeds the amount of the Gross-Up Payment, the Eligible Employee shall repay such excess to the Company within 15 days after demand by the Company.

5. Conditions to Receipt of Severance.

5.1. Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Eligible Employee will be required to sign and not revoke the separation and release of claims agreement attached to this Plan as Exhibit B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Involuntary Termination or resignation for Good Reason (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Eligible Employee will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

5.2. Other Requirements. An Eligible Employee’s receipt of Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 5 and the terms of any confidentiality, proprietary information and inventions agreement and such other appropriate agreement between the Eligible Employee and the Company. Severance Benefits under this Plan will terminate immediately for an Eligible Employee if the Eligible Employee, at any time, violates any such agreement and/or the provisions of this Section 5.

6. Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 8, the severance payments and benefits under this Plan will be paid, or in the case of installments, will commence, on the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Eligible Employee during the period immediately following the Eligible Employee’s termination of employment with the Company or any Subsidiary or Affiliate of the Company through the Severance Start Date will be paid in a lump sum to the Eligible Employee on the Severance Start Date, with any remaining payments to be made as provided in this Plan.

7. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Eligible Employee is entitled to any severance, change in control or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion.

8. Section 409A.

8.1. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.

8.2. It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or resulting from an involuntary separation from service as described in Section 8.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.

8.3. Notwithstanding anything to the contrary in this Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following the Eligible Employee’s separation from service, will become payable on the date six months and one day following the date of the Eligible Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

8.4. Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 8.1 above.

8.5. Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 8.1 above.

8.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 10 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.

9. Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

10. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

11. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

12. Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all payments (if any) under the terms of the Plan.

13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual or group of individuals to cease to be eligible for the Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Eligible Employee the Severance Benefits potentially payable to that Eligible Employee (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective unless it both is approved by the Administrator and communicated to the affected individual(s) in writing at least six months prior to the effective date of the amendment or termination and once an Eligible Employee has incurred an Involuntary Termination or has resigned for Good Reason, no amendment or termination of the Plan may, without that Eligible Employee’s written consent, reduce or alter to the detriment of the Eligible Employee, the Severance Benefits payable to that Eligible Employee. In addition, notwithstanding the preceding, upon or after a Change in Control, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Plan, or (b) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

14. Claims and Appeals.

14.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within 90 days of the earlier of (a) the date the claimant learned the amount of his or her benefits under the Plan or (b) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

14.2. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

15. Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan. Provided, however, in the event that an Eligible Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Plan, and provided that the Eligible Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by the Eligible Employee. The reimbursements will be made in accordance with the Company’s normal reimbursement policies following final adjudication of the Eligible

Employee’s claims, provided however, that (a) the reimbursements are payable only during the Eligible Employee’s lifetime, (b) the reimbursements will be made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expenses were incurred, (c) the right to reimbursement, if any, is not subject to liquidation or exchange for another benefit, and (d) the amount of expenses eligible for reimbursement during an Eligible Employee’s taxable year will not affect the expenses eligible for reimbursement to be provided in any other taxable year.

16. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

17. Inalienability. In no event may any Eligible Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18. No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

19. Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

20. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

21. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

22. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses,

claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

24. Additional Information.

Plan Name:	Pharmacyclics, Inc. Change in Control and Severance Plan

Plan Sponsor:	Pharmacyclics, Inc.
995 E. Arques Avenue
Sunnyvale, CA 94085-4521

Identification Numbers:	EIN: 94-3148201
PLAN: [NUMBER]

Plan Year:	Company’s fiscal year

Plan Administrator:	Pharmacyclics, Inc.
Attention: Administrator of the Pharmacyclics, Inc.
Change in Control and Severance Plan
995 E. Arques Avenue
Sunnyvale, CA 94085-4521
(408) 774-0330

Agent for Service of
Legal Process:	Pharmacyclics, Inc.
995 E. Arques Avenue
Sunnyvale, CA 94085-4521
(408) 774-0330

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

25. Statement of ERISA Rights.

As an Eligible Employee eligible to participate in the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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EXHIBIT A

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between                     (“Employee”) and Pharmacyclics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

Whereas, in connection with Employee’s termination of employment effective as of             , 201    , Employee is eligible to receive the severance benefits provided in the Pharmacyclics, Inc. Change in Control and Severance Plan effective as of March 4, 2015 (the “Plan”), subject to the terms and conditions set forth therein including (but not limited to) entering into a release of claims agreement in favor of the Company under Section 5 of the Plan.

Whereas, in consideration for such severance benefits provided under the Plan pursuant to Section 5 of the Plan, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

Now, therefore, Employee covenants and agrees as follows:

1. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the severance benefits set forth in the Plan and Participation Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Further, to the extent applicable, Employee will not be deemed to have waived his/her right to indemnification in accordance with the Company’s certificate of incorporation and bylaws or any agreement between Employee and the

Company. Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

3. Acknowledgment of Waiver of Claims under ADEA. [The following provision to be included if Employee is at least 40 years of age:] Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.

4. California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

5. Trade Secrets and Confidential Information/Company Property. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of any proprietary information (the “Confidentiality Agreement”) between Employee and the Company. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the

Confidentiality Agreement, entered and effective as of the Effective Date. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Employee shall return all the Company property and confidential and proprietary information in Employee’s possession to the Company on the Effective Date of this Agreement.

6. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

8. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

9. Effective Date. [Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).]/OR/[If Employee is under age 40, the following provision will apply: Employee understands that this Agreement shall be null and void if not executed by him/her within seven (7) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]

10. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[NAME], an individual

Dated: , 201
[Name]

PHARMACYCLICS, INC.

Dated: , 201	By
[Name, Title]